UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2013

HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On July 24, 2013, Hercules Offshore, Inc. (the "Company") provided additional information regarding the natural gas well incident described in Item 8.01.
The Company is working with Walter Oil & Gas and their third party expert in efforts to regain control of the natural gas well, including preparation to drill a relief well.  In the event that a relief well is necessary, the Company is preparing to promptly mobilize the Hercules 200, a 200' mat-supported cantilevered unit to execute drilling of the relief well.

The Hercules 265 has an insured value of $50.0 million and the Company also has removal of wreck coverage up to a total amount of $110.0 million.  The deductible under our package policy, which includes physical damage and removal of wreck coverage, is $5.0 million but the deductible does not apply in the event the rig is a total loss. The Company has pollution coverage through Water Quality Insurance Syndicate for pollution emanating from the rig. The limit for the Hercules 265 under this policy is approximately $17.0 million and is subject to a $3.0 million deductible.  The Company also carries excess liability coverage to a limit of $200.0 million, excluding removal of wreck, but including coverage for pollution liability. The net book value for the rig is approximately $19.4 million.

Item 8.01 Other Events
There was a well control incident on July 23, 2013, aboard jackup drilling rig Hercules 265, a 250' mat-supported cantilevered unit, operating for Walter Oil & Gas Corporation (“Walter Oil & Gas”) in the U.S. Gulf of Mexico OCS lease block South Timbalier 220.  Late on July 23, 2013, natural gas flowing from the well ignited and spread to the rig.

Based on a visual flyover inspection on the afternoon of July 24, 2013, the jackup rig is still standing, however it appears to have sustained extensive damage to the derrick package. The visual inspection revealed debris near the well site. The Company, Walter Oil & Gas and regulatory authorities are continuing to review the area for potential environmental impacts. The Company has contracted an outside environmental expert to monitor currents, wind direction and wave height for the potential trajectory of any conceivable environmental spill.

The Company continues to coordinate response activities with the U.S. Coast Guard and the Bureau of Safety and Environmental Enforcement. As previously reported, all 44 personnel aboard the jackup rig were safely evacuated during the afternoon of July 23rd. There have been no injuries sustained as a result of this incident.

Forward-Looking Statements

Statements in this Form 8-K that are not historical fact are forward-looking statements, including the damage to the rig, the extent of insurance coverage, any potential environmental effects, and the expected process and timeframe for regaining control of the well and other response. We have based these statements on our assumptions in light of our experience, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual results could differ materially from those described in such statements. Among the factors that could cause actual future results to differ materially are the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. We disclaim any obligation to update this information except as required by applicable rules and regulations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: July 24, 2013	By:	/s/ Beau M. Thompson
Beau M. Thompson
General Counsel and Secretary